Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 2nd Quarter 2012 EARNINGS

OAKLAND, MARYLAND—August 1, 2012: First United Corporation (NASDAQ: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces consolidated net income available to common shareholders for the second quarter of 2012 totaling $1.2 million or $.20 per common share, compared to a net income available to common shareholders of $0.7 million or $.12 per common share for the same period of 2011. The net interest margin for the second quarter of 2012 was 3.34%, compared to 2.95% for the same period of 2011. Resulting net interest income was $9.9 million as compared to $9.5 million for second quarter of 2011. Other operating income decreased $1.2 million during the second quarter of 2012 when compared to the same period of 2011 primarily due to the decline in insurance commissions, as a result of the sale of the Corporation’s insurance agency subsidiary, First United Insurance Group, LLC, effective January 1, 2012, and a decline of $.5 million in net gains. Operating expenses were relatively stable in the second quarter of 2012 when compared to the same period of 2011.

For the first six months of 2012, the Corporation reported consolidated net loss attributable to common shareholders of $1.9 million or $.30 per common share, compared to net income available to common shareholders of $1.3 million or $.21 per share for the same period of 2011. The change in earnings, from net income for the first six months of 2011 to a net loss for the first six months of 2012, resulted primarily from increased provision for loan losses of $4.6 million driven primarily by the charge-off of one large loan relationship. The increase in provision expense was offset by an increase in other operating income due to a one-time, tax free death benefit of approximately $.7 million that is payable under a policy of bank owned life insurance and net gains of $1.4 million in the first six months of 2012, compared to $.6 million of net gains for the same time period of 2011. Net gains for the first six months of 2012 were driven by net gains realized on sales of investment securities of $.6 million and $.7 million in gains on the sale of other real estate owned (“OREO”). Net interest income increased slightly during the first half of 2012 when compared to the same time period of 2011.

Financial Highlights Comparing the Three and Six Months Ended June 30, 2012 and 2011:

•	$4.6 million increase in the provision for loan loss expense for the six months ended June 30, 2012 due to the charge-off of one large loan relationship.

•	$2.1 million decrease in the provision for loan loss expense for the three months ended June 30, 2012 due to stabilization in the loan portfolio.

•	Increase in the net interest margin, on a fully-tax equivalent (“FTE”) basis, from 2.85% for the first half of 2011 to 3.33% for same period of 2012, which was driven primarily by the strategic plan to reduce cash levels by paying off certain liabilities that matured during 2011, reinvesting excess cash into investments and the continued emphasis on lower cost core deposits.

•	5.0% decrease in total other income for the six months ended June 30, 2012 driven by the sale of First United Insurance Group, LLC on January 1, 2012.

•	5.0% decrease in total other operating expenses for the six months ended June 30, 2012 based on reduced salaries and benefits, FDIC premium expense and equipment expense.

•	Decline in the ratio of the allowance for loan losses to loans outstanding, from 2.08% as of December 31, 2011 to 1.85% as of June 30, 2012, based on reduced delinquency and stabilization in the loan portfolio.

For the six-month period ended June 30, 2012, the Corporation’s annualized returns on average assets and on average shareholders’ equity were (.15)% and (2.12)%, respectively, compared to .28% and 4.34%, respectively, for the same period of 2011.

According to William B. Grant, Chairman, Chief Executive Officer and President, “The Board and management are encouraged to report a profitable quarter based on strong core earnings. We continue to report an improving net interest margin, stable other operating income and controlled expenses. This is the foundation for on-going strength in our financial performance.”

Balance Sheet Overview

Total assets were $1.35 billion at June 30, 2012, a decrease of $42.4 million (3.1%) since December 31, 2011. During this time period, cash and interest-bearing deposits in other banks increased $1.8 million, the investment portfolio decreased $13.7 million, and gross loans decreased $30.8 million. Total liabilities decreased by approximately $40.9 million during the first six months of 2012, reflecting a decrease in total deposits of $31.4 million resulting from the repayment of wholesale brokered deposits, an $8.0 million decrease in short-term borrowings due to increased usage of funds in the cash management product, and a $.5 million decrease in long-term borrowings due to principal amortization on our FHLB advances. Accrued interest payable and other liabilities decreased $.9 million. Shareholders’ equity decreased $1.6 million from December 31, 2011 to June 30, 2012 as a result of the net loss recognized during the first six months of 2012.

Outstanding loans decreased by $30.8 million (3.3%) when comparing loans at June 30, 2012 to loans at December 31, 2011. Commercial real estate loans decreased $18.2 million as a result of the payoff of several large loans, charge-offs of loan balances and ongoing scheduled principal payments. Acquisition and development loans decreased $4.0 million. Commercial and Industrial loans decreased $12.1 million primarily as a result of the $9.0 million charge-off on a shared national credit for an ethanol plant. Residential mortgages increased by $3.8 million. The increase in the residential mortgage portfolio was attributable to a purchase of a pool of approximately $6.0 million in loans that were being serviced by the Bank during the second quarter offset by regularly scheduled principal payments on existing loans and management’s continued use of the secondary market outlets such as Fannie Mae for the majority of new, longer-term, fixed-rate residential loan originations. The consumer portfolio remained constant with a slight decrease of $.3 million due primarily to repayment activity in the indirect auto portfolio slightly offsetting new production. At June 30, 2012, approximately 62% of the commercial loan portfolio was collateralized by real estate, compared to approximately 64% at December 31, 2011.

Total deposits decreased $31.4 million during the first six months of 2012 when compared to deposits at December 31, 2011. Non-interest bearing deposits increased $7.4 million. Traditional savings accounts increased $6.5 million due to continued growth in our Prime Saver product. Total demand deposits increased $28.5 million and total money market accounts decreased $21.8 million due primarily to a shift of our investment sweep accounts to an in-house demand product. Time deposits less than $100,000 declined $15.7 million and time deposits greater than $100,000 decreased $36.3 million. The decrease in time deposits greater than $100,000 was a result of our strategy to reduce higher cost funding to municipalities, repayment of brokered certificates of deposit and reduction in single service certificate of deposit customers. Our internal treasury team continues to promote the strategy of increasing our net interest margin by changing the mix of our deposit base and focusing on customers with full banking relationships.

Comparing June 30, 2012 to December 31, 2011, shareholders’ equity decreased from $96.7 million to $95.1 million. The decrease of $1.6 million in shareholders’ equity was attributable to the net loss recorded in the first half of 2012. The book value of the Corporation’s common stock decreased from $11.04 per share at December 31, 2011 to $10.54 per share at June 30, 2012.

At June 30, 2012, there were approximately 6,199,283 outstanding shares of First United Corporation common stock, an immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock was outstanding, and there were 30,000 outstanding shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

Asset Quality

The ratio of non-performing and 90 days past-due loans to total loans at June 30, 2012 was 3.17%, compared to 4.26% at December 31, 2011 and 4.62% at June 30, 2011. The ratio of non-performing and 90 days past-due loans to total assets at June 30, 2012 was 2.13%, compared to 2.96% at June 30, 2011 and 2.87% at December 31, 2011. Performing loans considered to be impaired (including performing restructured loans, or TDRs), as defined and identified by management, amounted to $18.2 million at June 30, 2012 and $18.0 million at December 31, 2011. Loans are identified as impaired when, based on current information and events, management determines that we will be unable to collect all amounts due according to contractual terms. These loans consist primarily of acquisition and development loans and commercial real estate loans. The fair values are generally determined based upon independent third party appraisals of the collateral or discounted cash flows based upon the expected proceeds. Specific allocations have been made where management believes there is insufficient collateral to repay the loan balance if liquidated and there is no secondary source of repayment is available.

Non-accrual loans totaled $27.0 million as of June 30, 2012, compared to $40.1 million as of June 30, 2011 and $38.2 million as of December 31, 2011. Non-accrual loans, which have been subject to a partial charge-off, totaled $11.5 million as of June 30, 2012, compared to $13.4 million as of December 31, 2011.

The allowance for loan losses decreased to $16.8 million at June 30, 2012, compared to $19.5 million at December 31, 2011 and $21.0 million at June 30, 2011. The provision for loan losses for the first six months of 2012 increased to $9.2 million from $4.6 million for the same period in 2011. Net charge-offs rose to $12.0 million at June 30, 2012, compared to $5.7 million at June 30, 2011. Included in the net charge-offs for the six months ended June 30, 2012 was the aforementioned $9.0 million charge-off on a shared national credit for an ethanol plant, a $1.1 million charge-off for a participation loan and $.9 million for a non owner-occupied commercial real estate loan. The increased provision expense was primarily due to these three large charge-offs. The ratio of the allowance for loan losses to loans outstanding as of June 30, 2012 was 1.85%, which was lower than the 2.24% for the same period last year due to charging off specific allocations as necessitated by changing circumstances, due to lower loan balances and stabilization in the loan portfolio.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income on an FTE basis increased $.5 million during the first six months of 2012 over the same period in 2011 due to a $4.2 million (36.2%) decrease in interest expense, which was partially offset by a $3.8 million (11.9%) decrease in interest income. The increase in net interest income was primarily due to the reduction in the average balances of interest-bearing deposits and average debt outstanding as well as the reduction in the average rate paid on interest-bearing liabilities. The slightly lower yield on both loans and investment securities, as funds were reinvested, contributed to the decline in interest income when comparing the two periods. The reduction in the average rates on interest-bearing liabilities was the primary driver of the increase in the net interest margin of 48 basis points, as it increased to 3.33% for the six months ended June 30, 2012 from 2.85% for the same period of 2011. The net interest margin was 2.96% for the year ended December 31, 2011.

The overall $176.4 million decrease in average interest-earning assets, driven by the $56.2 million reduction in loans and the $116.0 million reduction in other interest earning assets, primarily cash, positively impacted the average yield on our average earning assets. The 3 basis point increase in yield was driven by the reinvestment of cash into higher loan and investment rates versus the investment into fed funds.

Interest expense decreased during the first six months of 2012 when compared to the same period of 2011 due to an overall reduction in interest rates on deposit products driven by our net-interest margin strategy implemented during 2011 and continuing into 2012, our decision to only increase special rates on time deposits for full relationship customers, the reduction in the average balance of total interest-bearing liabilities and the shorter duration of the portfolio. The average balance of interest-bearing liabilities decreased by $196.6 million as management implemented a strategy to right-size the balance sheet by using cash to repay brokered deposits and wholesale long-term borrowings during 2011. The overall effect was a 45 basis point decrease in the average rate paid on our average interest-bearing liabilities, from 1.79% for the six months ended June 30, 2011 to 1.34% for the same period of 2012.

Net interest income on an FTE basis increased $.2 million during the second quarter of 2012 over the same period in 2011 due to a $2.0 million (35.4%) decrease in interest expense, which was partially offset by a $1.8 million (11.2%) decrease in interest income. The increase in net interest income was primarily due to the reduction in the average balances of interest-bearing deposits and average debt outstanding as well as the reduction in the average rate paid on interest-bearing liabilities. The slightly lower yield on both loans and investment securities, as funds were reinvested, contributed to the decline in interest income when comparing the two periods. The reduction in the average rates on interest-bearing liabilities was the primary driver of the increase in the net interest margin of 39 basis points, as it increased to 3.34% for the three months ended June 30, 2012 from 2.95% for the same period of 2011.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of losses, decreased $.4 million during the first six months of 2012 when compared to the same period of 2011. Service charge income and debit card income both remained stable when comparing the first half of 2012 and 2011. Bank owned life insurance income increased due to the $.7 million one-time, tax free death benefit that accrued in March 2012. Insurance commissions decreased $1.3 million due to the sale of First United Insurance Group, LLC effective January 1, 2012. The sale did not have a material impact on our financial condition or results of operations. We also realized increases of approximately $.2 million in other income primarily due to increased rental income on other real estate owned. Trust department income also increased $.1 million when comparing the first six months of 2012 to the first quarter of 2011. Trust assets under management were $612 million at June 30, 2012 and June 30, 2011.

Net gains of $1.4 million were reported through other income in the first six months of 2012, compared to net gains of $.6 million during the same period of 2011. The increase in the net gains in the first six months of 2012 was a result of $.6 million in net gains realized on the sale of investment securities and $.7 million in net gains realized on the sales of other real estate owned. There were no non-cash other-than-temporary impairment (“OTTI”) charges on the investment portfolio for the first six months of 2012, compared to $19,000 in OTTI charges during the first half of 2011. The reduction in OTTI charges throughout 2011 and the first half of 2012 resulted from improvements in the financial industry, as the collateralized debt obligation portfolio is made up primarily of securities issued by financial institutions.

Other operating income, exclusive of gains, decreased $.7 million during the second quarter of 2012 when compared to the same period of 2011. Service charge income and debit card income both remained stable when comparing the second quarter of 2012 and 2011. Insurance commissions decreased $.7 million due to the sale of the Insurance Agency on January 1, 2012.

Net gains of $36,000 were reported through other income in the second quarter of 2012, compared to net gains of $.6 million during the same period of 2011. The decrease in the net gains in the second quarter of 2012 was a result of no gains on the sale of investment securities, gains of $59,000 on the sale of other real estate owned and $39,000 on the sale of consumer loans, offset by a $62,000 net realized loss on the disposal of fixed assets compared to a $.1 million in net gains realized on the sale of investment securities and $1.4 million in net gains realized from the sale of the indirect loan portfolio, offset by $.9 million in net losses realized on the sales of other real estate owned in the second quarter of 2011. There were no non-cash OTTI charges on the investment portfolio for the second quarter of 2012 or 2011.

Other operating expenses decreased $1.1 million (5%) for the first six months of 2012 when compared to the first six months of 2011. The decrease was due to a decline of $.2 million in salaries and benefits resulting primarily from a reduction of full-time equivalent employees through attrition within the Corporation throughout 2011 and the sale of the insurance company. A decline of $.4 million in FDIC premiums attributable to the repayment of brokered deposits also impacted the reduced expenses. Other miscellaneous expenses such as legal and professional, marketing, consulting and postage were also reduced when comparing the first six months of 2012 to the same time period of 2011.

Other operating expenses increased $.1 million for the second quarter of 2012 when compared to the same period of 2011. The increase was due to an additional $.1 million in data processing expense combined with increases in other expenses such as marketing, accounting and postage.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company (the “Bank”), and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company (collectively, the “OakFirst Loan Centers”), and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank owns a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol : FUNC

(Dollars in thousands, except per share data)

	Three Months Ended			Six Months Ended
	unaudited			unaudited
	30-Jun	30-Jun	31-Mar	30-Jun	30-Jun
	2012	2011	2012	2012	2011
EARNINGS SUMMARY
Interest income	$13,501	$15,121	$13,768	$27,269	$30,749
Interest expense	$3,603	$5,573	$3,885	$7,488	$11,731
Net interest income	$9,898	$9,548	$9,883	$19,781	$19,018
Provision for loan losses	$1,112	$3,261	$8,124	$9,236	$4,605
Other Operating Income	$3,146	$3,818	$4,052	$7,198	$7,580
Net Securities Impairment Losses	$-	$-	$-	$-	$(19)
Net Gains - other	$36	$567	$1,326	$1,362	$668
Other Operating Expense	$10,186	$10,090	$9,763	$19,949	$21,003
(Loss)/Income before taxes	$1,782	$582	$(2,626)	$(844)	$1,639
Income tax (benefit)/expense	$133	$(551)	$39	$172	$(451)
Net income/(loss)	$1,649	$1,133	$(2,665)	$(1,016)	$2,090
Accumulated preferred stock dividends and discount accretion	$431	$400	$415	$846	$794
Net income available/(loss attributable) to common shareholders	$1,218	$733	$(3,080)	$(1,862)	$1,296
Cash dividends paid	$-	$-	$-	$-	$-

	Three Months Ended
	unaudited
	30-Jun	30-Jun	31-Mar
	2012	2011	2012
PER COMMON SHARE
Basic/ Diluted Net Income/(loss) Per Common Share	$0.20	$0.12	$(0.50)

Book value	$10.54	$11.04	$10.32
Closing market value	$4.31	$4.97	$6.00
Market Range:
High	$8.40	$5.77	$6.00
Low	$4.05	$2.98	$3.20
Common shares outstanding at period end	6,199,283	6,182,757	6,182,757

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	-0.15%	0.28%	-0.77%
Return on average shareholders' equity	-2.12%	4.34%	-11.05%
Net interest margin	3.34%	2.95%	3.30%
Efficiency ratio	70.40%	75.79%	64.00%

PERIOD END BALANCES	30-Jun	31-Dec	30-Jun
	2012	2011	2011
Assets	$1,348,439	$1,390,865	$1,463,522
Earning assets	$1,145,736	$1,188,021	$1,206,570
Gross loans	$907,909	$938,694	$936,398
Commercial Real Estate	$318,073	$336,234	$320,322
Acquisition and Development	$138,825	$142,871	$152,007
Commercial and Industrial	$66,626	$78,697	$71,699
Residential Mortgage	$350,983	$347,220	$351,078
Consumer	$33,402	$33,672	$41,292
Investment securities	$231,284	$245,023	$239,348
Total deposits	$996,340	$1,027,784	$1,104,566
Noninterest bearing	$157,324	$149,888	$128,741
Interest bearing	$839,016	$877,896	$975,825
Shareholders' equity	$95,103	$96,656	$98,096

CAPITAL RATIOS	30-Jun	31-Dec	30-Jun
	2012	2011	2011
Period end capital to risk-
weighted assets:
Tier 1	11.68%	11.30%	10.84%
Total	13.40%	13.05%	12.60%

ASSET QUALITY
Net charge-offs for the quarter	$1,555	$3,873	$3,669
Nonperforming assets: (Period End)
Nonaccrual loans	$27,017	$38,188	$40,079
Restructured loans	$18,157	$18,042	$15,447
Loans 90 days past due
and accruing	$1,748	$1,779	$3,198
Other real estate owned	$19,828	$16,676	$19,143
Total nonperforming assets and past due loans	$28,765	$39,967	$43,277
Allowance for credit losses to gross loans, at period end	1.85%	2.08%	2.24%
Nonperforming and 90 day past-due loans to total loans, at period end	3.17%	4.26%	4.62%
Nonperforming loans and 90 day past-due loans to total assets, at period end	2.13%	2.87%	2.96%